EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Psychemedics Corporation

Acton, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134974, 333-39968, and 333-174531) of Psychemedics Corporation of our report dated February 27, 2015, relating to the  financial statements which appear in this Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts

February 27, 2015